UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 7, 2012

OPTIMER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33291 (Commission File Number)	33-0830300 (I.R.S. Employer Identification No.)

10110 Sorrento Valley Road, Suite C
San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 909-0736

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2012, the Compensation Committee of our Board of Directors adopted the Optimer Pharmaceuticals, Inc. Incentive Compensation Plan (the “Incentive Plan”).  The Plan provides for the payment of cash bonuses to our executive officers and all other employees that do not participate in a sales incentive bonus or commission plan. Under the Incentive Plan, each participant is assigned a target bonus equal to a percentage of their annual salary.  Actual bonuses paid under the Incentive Plan are based on the achievement of pre-established corporate and individual goals.  Any bonus paid to our Chief Executive Officer under the Incentive Plan is based entirely on the achievement of corporate goals.  75% of any bonus paid under the Incentive Plan to any of our senior vice presidents or executive officers is based on corporate goals and 25% is based on individual goals.  For participants other than our Chief Executive Officer, senior vice presidents and executive officers, between 70% and 30% of overall goal achievement is based on corporate goals and between 30% and 70% is based on individual goals, depending on the participant’s grade level.  All participants have the same corporate goals, which are recommended by our Chief Executive Officer and Chief Financial Officer each year and approved by our Compensation Committee.  Individual goals are established each year by our Chief Executive Officer upon consultation with senior staff.  The degree to which corporate goals have been met is determined by our Compensation Committee and the degree to which individual goals have been met is, with respect to our officers, recommended by our Chief Executive Officer and approved by the Compensation Committee and, with respect to all other Incentive Plan participants, is recommended by the applicable department head and approved by our Chief Executive Officer, in all cases after the end of our applicable fiscal year.

The target award for our Chief Executive Officer is 65% of annual salary and the target award for each of our senior vice presidents and executive officers is 40% of annual salary.  The target award for all other participants is between 5% and 30% of annual salary, depending on the participant’s grade level.  Corporate and individual goals can be achieved at up to the 150% level in the case of exemplary achievement and, upon the recommendation of our Chief Executive Officer and approval of the Compensation Committee, an individual award may be reduced below the amount otherwise calculated under the Incentive Plan.  For each participant, both corporate and individual goals, as applicable, must be achieved at a minimum 50% level for any award to take place.  In addition, participants must have been employed by us prior to September 1 of the applicable fiscal year to be eligible for an award.  Incentive Plan participants that were hired after January 1 and before September 1 of the applicable fiscal year will have their award pro-rated. If a participant is terminated prior to payment of awards under the Incentive Plan, he or she will not be entitled to participate in the Incentive Plan, except if the termination is due to death or disability, in which case the participant will be eligible to participate on a pro rated basis.  In the event that we undergo a change in control, it will be assumed that 100% of corporate and individual goals have been met and each participant will be entitled to the resulting award, pro rated to the date of the change in control.

Also on February 7, 2012, we amended and restated our Amended and Restated Severance Benefit Plan (the “Amended Severance Plan”) to, among other things, remove a distinction in benefit levels between employees that have less than one year or more than one year of employment, allow for the benefits provided to be reduced by any other severance benefits provided to such eligible employee pursuant to any employment agreement or severance agreement with us, provide for the continuation of group health plan benefits in certain circumstances following a qualified termination, and provide for the payment of an eligible employee’s cash bonus under the Incentive Plan in certain circumstances following a qualified termination.

The above descriptions of the Incentive Plan and Amended Severance Plan are qualified in their entirety by reference to the Incentive Plan and Amended Severance Plan attached hereto as Exhibits 99.1 and 99.2, respectively.

Item 9.01     Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Optimer Pharmaceuticals, Inc. Incentive Compensation Plan

99.2	Optimer Pharmaceuticals, Inc. Amended and Restated Severance Benefit Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMER PHARMACEUTICALS, INC.

	By:	/s/ John D. Prunty
John D. Prunty
Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer)

Date: February 13, 2012